SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PILOT THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	56-2280858

(State or other jurisdiction of	(I.R.S. Employer
incorporation of organization)	Identification Number)

101 North Chestnut Street
Winston-Salem, North Carolina 27101

(Address of principal executive offices, including zip code)

PILOT THERAPEUTICS HOLDINGS, INC.
2001 STOCK INCENTIVE PLAN
(As Amended and Restated)
(Formerly the Interallied Group, Inc.
2001 Stock Incentive Plan)
(Full title of the plan)

Floyd H. Chilton
President and Chief Executive Officer
Pilot Therapeutics Holdings, Inc.
101 North Chestnut Street
Winston-Salem, North Carolina 27101
(336) 725-2222

(Name, address and telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share (1)	price (1)	fee (1)

Common Stock, $.001 par value	1,200,000 shares	$3.78-$9.23 per share	$5,149,670	$474

(1)	Pursuant to Rule 457(c) and (h)(1), based on (i) the average ($3.78) of the bid ($3.70) and asked ($3.85) prices of the Company’s Common Stock on July 19, 2002, as reported on the OTC Bulletin Board (1,087,400 shares), and (ii) the average option price ($9.23) for 112,600 shares being registered herein which are available for issuance upon the exercise of outstanding options granted under the Company’s 2001 Stock Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OPINION OF WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
CONSENT OF ERNST & YOUNG LLP
POWER OF ATTORNEY OF DIRECTORS AND OFFICERS
PILOT THERAPEUTICS 2001 STOCK INCENTIVE PLAN

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by Pilot Therapeutics Holdings, Inc. (formerly, Interallied Group, Inc.) (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Commission on April 16, 2002;

(b) The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, as filed with the Commission on May 15, 2002;

(c) The Company’s Current Report on Form 8-K/A, as filed with the Commission on January 16, 2002;

(d) The description of the common stock that is contained in the Company’s registration statement on Form 10-SB filed with the Commission on or about November 15, 1999, including any amendment or report filed for the purposes of updating the description; and

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. The Company’s Certificate of Incorporation (“Charter”) provides that the Company will indemnify its directors and officers to the fullest extent permitted by law.

     Under the provisions of the Company’s Bylaws (“Bylaws”), any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Indemnification under the Charter and the Bylaws includes payment by the Company of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the indemnified party to repay such advance if it is ultimately determined that such person is not entitled to indemnification under the Bylaws or the DGCL. The Company is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Company. The Bylaws and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. The Company maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.    Exemption from Registration Claimed.

     Not applicable.

Item 8.    Exhibits.

     The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company.

4.2	Bylaws of the Company, which are incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, filed with the Commission on January 9, 2002.

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney of Directors and Officers of the Company

99	Pilot Therapeutics Holdings, Inc. 2001 Stock Incentive Plan (as amended and restated)

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, Pilot Therapeutics Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 23rd day of July, 2002.

PILOT THERAPEUTICS HOLDINGS, INC

By:	/s/ Floyd H. Chilton

Floyd H. Chilton
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 2002.

/s/ Floyd H. Chilton*		/s/ Santo J. Costa*

Name:	Floyd H. Chilton, President,	Name:	Santo J. Costa, Director
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David J. Mills*		/s/ Glenn J. Kline*

Name:	David J. Mills, Treasurer, Secretary	Name:	Glenn J. Kline, Director
and Controller
(Principal Financial Officer and
Principal Accounting Officer)

/s/ James W. Johnston*		/s/ Bradley J. Undem*

Name:	James W. Johnston, Director	Name:	Bradley J. Undem, Director

/s/ Margaret Urquhart*

Name:	Margaret Urquhart, Director

*By:	/s/ Floyd H. Chilton

Name: Floyd H. Chilton Attorney-in-Fact

EXHIBIT INDEX

to
Registration Statement on Form S-8 of
Pilot Therapeutics Holdings, Inc.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company.

4.2	Bylaws of the Company, which are incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, filed with the Commission on January 9, 2002.

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney of Directors and Officers of the Company

99	Pilot Therapeutics Holdings, Inc. 2001 Stock Incentive Plan (as amended and restated)